Aceto Corporation	Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION (in thousands)

 On December 31, 2010, Aceto Corporation (“Aceto” or the “Company”) acquired certain assets of Rising Pharmaceuticals, Inc. (“Rising”), a New Jersey based company that markets and distributes generic prescription and over the counter pharmaceutical products to leading wholesalers, chain drug stores, distributors, mass market merchandisers and others under its own label, throughout the United States. The purchase price was approximately $73,317 which was comprised of the issuance of 1,000 shares of Aceto common stock, valued at $9,000, cash payment of approximately $58,817 and approximately $5,500 liability due to Rising to satisfy bulk sales tax obligation. The purchase agreement also calls for $8,000 of deferred consideration to be paid by Aceto over a four year period. In addition, the agreement provides for the payment of additional contingent consideration equal to one-half of the three year cumulative Rising earnings before interest, taxes, deprecation and amortization in excess of $32,100, up to a maximum of $6,000. As of December 31, 2010, the Company had accrued $850 related to this contingent consideration.

The following unaudited pro forma combined financial statements reflect the acquisition of certain assets of Rising using the purchase method of accounting. The acquisition has been accounted for in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined companies’ future results of operations and financial position. The unaudited pro forma combined financial statements do not purport to be indicative of the operating results or financial position that would have been achieved had the acquisition taken place on the date indicated or the results that may be obtained in the future.

The unaudited pro forma combined balance sheet as of September 30, 2010 is presented as if our acquisition of certain assets of Rising had occurred on September 30, 2010.

The unaudited pro forma combined consolidated statements of income for the year ended June 30, 2010 and the three months ended September 30, 2010 illustrate the effect of the Rising acquisition as if it had occurred on July 1, 2009. The unaudited pro forma combined consolidated statement of income for the year ended June 30, 2010 combines the historical audited statement of income of Aceto for the year ended June 30, 2010 and Rising’s historical unaudited statement of income for the twelve months ended June 30, 2010. Rising’s fiscal year ended on December 31 and thus, the twelve month period was compiled by combining each quarterly statement of income for each period from July 1, 2009 to June 30, 2010. The unaudited pro forma combined consolidated statement of income for the three months ended September 30, 2010 combines the historical unaudited statement of income of both Aceto and Rising for the three months ended September 30, 2010. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of the companies. These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Securities and Exchange Commission Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of Aceto. The unaudited pro forma combined financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve, or any additional expenses or costs of integration that we may incur, with respect to the combined companies as such adjustments are not factually supportable at this point in time. The assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (i) the historical audited consolidated financial statements for the year ended June 30, 2010 and notes thereto of Aceto contained in its Annual Report on Form 10-K , (ii) the historical unaudited consolidated financial statements and notes thereto of Aceto contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and (iii) historical audited financial statements and notes thereto of Rising, included in exhibit 99.1 of this Current Report on Form 8-K.

ACETO CORPORATION
Unaudited Pro Forma Combined Balance Sheet
September 30, 2010
	Aceto September 30, 2010 Historical	Rising September 30, 2010 Historical	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$40,113	$8,926	$(8,817)	(A)	$40,222
Investments	402	-	-		402
Trade receivables, less allowance for doubtful accounts	58,354	10,669	-		69,023
Other receivables	13,087	-	-		13,087
Inventory	77,050	2,775	258	(B)	80,083
Prepaid expenses and other current assets	2,155	1,052	66	(C)	3,273
Deferred income tax asset, net	1,750	-	-		1,750
Total current assets	192,911	23,422	(8,493)		207,840

Property and equipment, net	7,183	600	-		7,783
Property held for sale	3,752	-	-		3,752
Goodwill	1,830	821	30,942	(D)	33,593
Intangible assets, net	11,834	-	43,200	(E)	55,034
Deferred income tax asset, net	2,337	-	-		2,337
Other assets	9,814	30	-		9,844

TOTAL ASSETS	$229,661	$24,873	$65,649		$320,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,135	$976	-		$31,111
Short-term bank loans	5,000	-	6,000	(A)	11,000
Accrued expenses	28,306	5,900	647	(F)	54,499
			2,600	(G)
			11,546	(H)
			5,500	(I)
Deferred income tax liability	897	-	-		897
Total current liabilities	64,338	6,876	26,293		97,507

Long-term bank loans	550	-	44,000	(A)	44,550
Long-term liabilities	9,310	-	7,600	(J)	16,910
Environmental remediation liability	7,539	-			7,539
Deferred income tax liability	44	-	-		44
Total liabilities	81,781	6,876	77,893		166,550

Shareholders’ equity:
Common stock	256	174	10	(K)	266
			(174)	(L)
Capital in excess of par value	53,776	-	8,990	(K)	62,766
Retained earnings	89,755	18,570	(647)	(F)	86,508
			(2,600)	(G)
			(18,570)	(L)
Treasury	(1,926)	(747)	747	(L)	(1,926)
Accumulated other comprehensive income	6,019	-	-		6,019
Total shareholders’ equity	147,880	17,997	(12,244)		153,633

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$229,661	$24,873	$65,649		$320,183

See the accompanying notes to the Pro Forma Combined Financial Statements

ACETO CORPORATION
Unaudited Pro Forma Combined Statement of Income
For The Year Ended June 30, 2010
(In thousands, except per share amounts)

	Aceto for the year ended	Rising
		for the
		twelve months ended
	June 30, 2010	June 30, 2010	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Net sales	$346,631	$48,462			$395,093
Cost of sales	292,476	27,077			319,553
Gross profit	54,155	21,385	-		75,540

Selling, general and administrative expenses	44,717	8,457	4,321	(M)	57,495

Operating income	9,438	12,928	(4,321)		18,045

Other income (expense):
Interest expense	(230)	(6)			(236)
Interest and other income (expense), net	995	31	(1,750)	(N)
			(522)	(O)	(1,246)
	765	25	(2,272)		(1,482)

Income before income taxes	10,203	12,953	(6,593)		16,563

Income tax provision	3,622	9	2,480	(P)	6,111
Net income	$6,581	$12,944	$(9,073)		$10,452

Net income per common share	$0.26				$0.40
Diluted net income per common share	$0.26				$0.40

Weighted average shares outstanding:

Basic	24,979		1,000	( K)	25,979

Diluted	25,224		1,000	( K)	26,224

See the accompanying notes to the Pro Forma Combined Financial Statements

ACETO CORPORATION
Unaudited Pro Forma Combined Statement of Income
For The Three Months Ended September 30, 2010
(In thousands, except per share amounts)

	Aceto	Rising
	for the	for the
	three months ended	three months ended
	September 30, 2010	September 30, 2010	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Net sales	$87,660	$12,382			$100,042
Cost of sales	74,373	5,540			79,913
Gross profit	13,287	6,842	-		20,129

Selling, general and administrative expenses	9,597	2,779	1,080	(M)	13,456

Operating income	3,690	4,063	(1,080)		6,673

Other income (expense):
Interest expense	(111)	6			(105)
Interest and other income (expense), net	671	3	(438)	(N)
			(65)	(O)	171
	560	9	(503)		66

Income before income taxes	4,250	4,072	(1,583)		6,739

Income tax provision	1,453	17	971	(P)	2,441
Net income	$2,797	$4,055	$(2,554)		$4,298

Net income per common share	$0.11				$0.16
Diluted net income per common share	$0.11				$0.16

Weighted average shares outstanding:

Basic	25,329		1,000	( K)	26,329

Diluted	25,506		1,000	( K)	26,506

See the accompanying notes to the Pro Forma Combined Financial Statements

ACETO CORPORATION
Notes to Unaudited Pro Forma Combined Financial Statements
(In thousands, except per share amounts)

1.           Background and Basis of Pro Forma Presentation

On December 31, 2010, Aceto Corporation (“Aceto” or the “Company”) acquired certain assets of Rising Pharmaceuticals, Inc. (“Rising”),  a New Jersey based company that markets and distributes generic prescription and over the counter pharmaceutical products to leading wholesalers, chain drug stores, distributors, mass market merchandisers and others under its own label, throughout the United States.

The unaudited pro forma combined financial information was prepared based on the historical financial statements of Aceto and Rising.

Our acquisition has been accounted for in conformity with ASC 805 and uses the fair value concepts defined in Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires that fair value be measured based on the principles in ASC 820-10. ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available.

2.           Purchase Price Allocation

The acquisition is accounted for using the acquisition method of accounting. The total estimated purchase price is comprised of the following:

Cash paid at initial closing	$58,817
Common stock issued	9,000
Bulk sales tax obligation	5,500
Estimated present value of deferred consideration	6,750
Estimated present value of additional contingent consideration	850
$80,917

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on the closing date of December 31, 2010 as if the acquisition had occurred on September 30, 2010.

Cash and cash equivalents	$8,926
Trade receivables	10,669
Inventory	3,033
Prepaid expenses and other current assets	1,118
Property and equipment, net	600
Goodwill	31,763
Intangible assets	43,200
Other assets	30
Total assets acquired	99,339

Accounts payable	976
Accrued expenses	17,446

Net assets acquired	$80,917

3.           Pro Forma Financial Statement Adjustments

The following pro forma adjustments are included in the Company’s unaudited pro forma combined financial statements:

A.	To reflect $58,817 of cash paid in connection with the acquisition of Rising, offset by the incurrence of $50,000 of bank borrowings used to finance the acquisition.

B.	Adjustment to record a $258 step-up in the fair value of inventory.

C.	To reflect purchase of continuum insurance policy.

D.	To eliminate Rising’s historical goodwill of $821 and record the preliminary estimate of goodwill for our acquisition of Rising of $31,763.

E.
To record the preliminary estimate of the fair value of intangible assets for our acquisition of Rising. The amortizable intangible assets acquired are comprised of the following:  approximately $32,500 of product rights, amortizable over a period of seven to fourteen years; approximately $5,100 of license agreements, amortizable over six years; approximately $3,900 of customer relationships, amortizable over eleven years; and approximately $1,700 of trademarks, amortizable over a period of four years.

F.	To reflect after tax impact of non-recurring acquisition-related transaction costs.

G.	To reflect tax charge related to the repatriation of earnings from certain foreign subsidiaries to assist with the funding of the acquisition.

H.	To reflect working capital adjustment calculated in accordance with the asset purchase agreement.

I.	To reflect approximate $5,500 liability due to Rising to satisfy bulk sales tax obligation.

J.
To reflect the fair value of deferred consideration of $6,750 to be paid by Aceto over a four year period and the fair value of additional contingent consideration of $850 equal to one-half of the three year cumulative Rising earnings before interest, taxes, deprecation and amortization in excess of $32,100, up to a maximum of $6,000.

K.	To reflect 1,000 shares of Aceto common stock issued in connection with the acquisition of certain assets of Rising, valued at $9.00, the closing price of Aceto stock on the closing date.

L.	To eliminate Rising's historical shareholders' equity.

M.	Adjustment to record the amortization expense related to the amortizable intangible assets acquired.

N.
To reflect increase in interest expense associated with bank borrowings to fund the acquisition.  On December 31, 2010, we borrowed $10,000 of Revolving Loans and a Term Loan of $40,000. Both loans were utilized by us to partially finance payment of the purchase price for the Rising acquisition. The interest rate on both loans is at an Alternate Base Rate or 3.5% at December 31, 2010. Aceto may repay the Revolving Loan during the period ending December 31, 2015. The Term Loan is payable as to principal in twenty (20) consecutive quarterly installments, commencing March 31, 2011 and on each June 30, September 30 and December 31st thereafter.

O.	To reflect interest expense associated with the discount of the deferred consideration and the contingent consideration.

P.
Adjustment to record an income tax provision for Rising and pro forma adjustments using a 39% tax rate. Prior to the acquisition, Rising was an S Corporation and was not taxed at the Corporation level.

The pro forma adjustments included in the income statements do not give effect to the impact on gross profit of the adjustment to increase inventory by approximately $258 to its estimated fair value and the impact of non-recurring acquisition-related transaction costs of approximately $1,060. The pro forma adjustments included in the income statements also do not give effect to the impact of the $2,600 tax charge related to the repatriation of earnings from certain foreign subsidiaries to assist with the funding of the acquisition.